Pricing Supplement No. 1 Dated November 18, 1998 Filed Pursuant to: Rule
424(b)(3) (To Prospectus dated October 27, 1998 and        File No.: 333-38387
Prospectus Supplement dated November 4, 1998)

                             BANK ONE CORPORATION
                          MEDIUM-TERM NOTES, SERIES A

Date of Issue: 11/24/98 [ ] Fixed Rate    [ ] Commercial Paper Rate Note  [ ] LIBOR Reuters
                        [X] Senior        [ ] Federal Funds Rate Note     [X] LIBOR Telerate
Maturity Date: 11/24/00 [ ] Subordinated  [ ] CD Rate Note                [ ] Prime Rate Note
                                          [ ] CMT Rate Note               [ ] Treasury Rate Note
                                          [ ] LIBOR Note                  [ ] Other

Principal Amount: $200,000,000.00

Issue Price (As a Percentage of Principal Amount): 100%

Interest Rate/Initial Interest Rate: Not available

Interest Payment Dates: 24th Day of February, May, August, and November of each year

Interest Reset Dates: 24th Day of February, May, August, and November of each year

Index Maturity: 90 days

Designated CMT Maturity Index:

Designated CMT Telerate Page:

Spread: +22 basis points

Spread Multiplier: None

Minimum Interest Rate: None

Maximum Interest Rate: None

Interest Payment Period: November 24, 1998 to February 24, 1999 and quarterly thereafter, up to but excluding the interest payment date

Interest Rate Reset Period: November 24, 1998 to February 24, 1999 and quarterly thereafter, up to but excluding the interest payment date

Redemption Date(s) or Period: None

Optional Repayment Date(s): None

Calculation Agent (If Applicable): The First National Bank of Chicago

Additional Terms:

This Pricing Supplement may be used by First Chicago Capital Markets, Inc. ("FCCM") and Banc One Capital Markets, Inc. ("BOCM"), wholly owned subsidiaries of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. FCCM and BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.